July 16, 2019

Mark King

Dear Mark,

I am pleased to confirm our offer of employment as Chief Executive Officer for Taco Bell, reporting to David Gibbs, Yum! Brands President & COO. This position will provide tremendous opportunity for personal and professional development.

As we build a world with more Yum!, we need exceptional talent like you on our team to achieve our mission. At Yum!, you will have the opportunity to grow yourself through personal and professional development, make a difference and experience an energetic and inclusive culture.

Details of the offer are as follows:

•	Start Date: To be determined

•	Salary: You will be paid bi-weekly in the amount of $34,615.38 per pay period, ($900,000 if annualized), less applicable taxes and withholdings.

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Bonus: In addition to your annual salary, you are also eligible for our Yum! Leaders' Bonus. This annual bonus recognizes and rewards you for our overall performance as a company as well as your individual contributions to the business.

Your target bonus award is 100% of your annual salary, but this award can range from 0 up to 300% of the target award percentage based on the performance of both you and the Company. Here’s how it works:

◦	Your payout from the Team Performance Factor is based on the year-end results of Taco Bell’s (75% weight) and Yum!’s (25% weight) annual performance and can range from 0 to 200% of your target bonus.

◦	Likewise, depending on how well you perform against the personal goals and objectives set by you and your manager, your Individual Performance Factor could range from 0 to 150% of your target bonus.

◦	If we achieved the maximum 200% Team Factor multiplied by the maximum 150% Individual Factor this would result in a bonus award 3 times your target.

◦	For your first year in an eligible position, your reward will be prorated based on the number of days in position.

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Long-Term Incentives: The target value of your annual award is $1,500,000 in economic value on the date of the grant. The actual award you receive will be based on management’s assessment of your performance. This award will be delivered 50% in Stock Appreciation Rights (SARs) and 50% in Performance Shares. Awards are typically granted annually in February.

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Stock Appreciation Rights: Our performance-based stock appreciation rights program allows you to have a stake in the long-term growth of the company by granting you the right to the appreciation or gain in Yum!'s stock price over time.

Vesting in your annual Stock Appreciation Rights: In case of an “approved separation”, you will continue to vest in your annual Stock Appreciation Rights awards after your separation of service and may exercise these awards up to 5 years following your separation from service or the award term, if sooner. An “approved separation” is defined as your termination of employment from the Company under any circumstances at least 6 months following the grant date of the award, except you will not continue to vest in case of (i) a voluntary departure whereby you terminate your employment without the mutual consent of the Management Planning and Development Committee (“MPDC”) or (ii) a determination by the MPDC, in its sole discretion, that you have engaged in “misconduct,” as defined in the Company’s Compensation Recovery Policy, in which cases you will not continue to vest in your annual awards and must exercise any vested SAR awards within 90 days of your departure. This vesting provision will apply to any annual Stock Appreciation Rights grants that are made to you in the 2020, 2021 and 2022 calendar years. Any Stock Appreciation Rights grants made in later years will be subject to the Company’s ordinary vesting provisions for such awards.

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Performance Share Plan: Your actual payout can range from 0% to 200% of the value granted to you depending on Yum!’s performance against pre-defined metrics over a three year performance period. Payment of your Performance Share Plan awards will be subject to approval of the satisfaction of the pre-defined performance metrics by the Management Planning and Development Committee following the end of the applicable performance period.

Vesting in your annual Performance Share Plan awards: In case of an “approved separation”, as defined above, you will continue to vest in your annual Performance Share Plan awards after your separation of service. This vesting provision will apply to any annual Performance Share Plan grants that are made to you in the 2020, 2021 and 2022 calendar years. Any Performance Share Plan grants made in later years will be subject to the Company’s ordinary vesting provisions for such awards.

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Sign-on and Anniversary Bonuses: You will also receive $1,500,000 in cash bonuses payable in equal installments of $500,000 on each of the following dates described below provided that as of each applicable date, you have not: (i) been terminated by the Company for Cause (as defined in Exhibit A attached hereto and incorporated herein by this reference); or (ii) voluntarily terminated your employment with the Company without Good Reason (as defined in Exhibit A attached hereto and incorporated herein by this reference):

◦	Within 30 days of hire

◦	Within 30 days of your one-year service anniversary

◦	Within 30 days of our two-year service anniversary

•	Sign-on Grant: You will also receive a Restricted Stock Unit sign-on grant of $2,500,000 in economic value on the date of the grant. This grant will vest one-third (33%) per year.

In the case of your Sign-on Grant, you will continue to vest in the Restricted Stock Units following your separation from service from the Company, provided that you have not: (i) been terminated by the Company for Cause; or (ii) voluntarily terminated your employment with the Company without Good Reason.

For the avoidance of doubt, and notwithstanding anything in this offer letter to the contrary, you will be entitled to all of your Sign-on and Anniversary Bonuses and all of your Sign-on Grant of Restricted Stock Units if (a) the Company terminates your employment for any reason other than Cause; (b) you terminate your employment for Good Reason; or (c) your employment with the Company is terminated due to your death or Disability (as defined in Exhibit A attached hereto and incorporated herein by this reference).

Further, (a) you will receive all of your Sign-on and Anniversary Bonuses in one lump sum payment immediately upon the closing of a Change in Control transaction; and (b) the unvested portion of your Sign-on Grant of Restricted Stock Units will automatically become vested immediately before the closing of a Change in Control transaction.

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Ownership Guidelines: To be eligible to receive an annual long-term incentive grant, you must be on trend with your Ownership Guidelines. Ownership guidelines are set by a multiple of your base salary and you have five years to reach these guidelines through a variety of ownership vehicles. For your level, you must hold a multiple of 3 times your salary.

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Executive Income Deferral: The Executive Income Deferral Program (EID) provides our leaders with an opportunity to enjoy tax-deferred investment returns by deferring up to 100% of your annual bonus and/or up to 85% of your annual base salary. There are several investment choices for your deferred money. As an executive officer, you will be eligible to defer your income through any of the investment options in the Yum!'s Executive Income Deferral Program (EID) except for the Yum! Matching Stock Fund for bonus deferrals and the Yum Stock Fund for base salary deferrals.

•	Executive Physical: You will be eligible for an annual physical examination.

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Retirement: In addition, after 60 days of employment, you are also eligible to participate in the YUM! Brands 401(k) Plan (the “401(k) Plan”). The 401(k) Plan will match your contribution $1 for $1 on up to 6% of eligible pay per pay period-starting with your very first contribution. Information regarding the 401(k) Plan, including enrollment and investment options, will be sent to your home address prior to your eligibility date.

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Leadership Retirement Plan (LRP): The LRP is a nonqualified plan with 4 percent of Base Pay and Target Bonus credited on your behalf each year employed. Annual credits are subject to the actual plan provisions, including eligibility and vesting terms. After three years of service with Yum!, you will be vested in the LRP.

•	Benefits: A variety of benefits are available to you as a Yum! Employee.

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Medical, dental, vision, and legal are available to you effective on your first day of employment. However, you must enroll before your 45th day in order to receive coverage for 2019 and it will be backdated to day one of employment.

◦	There are other benefits available to you immediately, including but not limited to 24/7/365 physician access for only $20, wellness programs and information security protection.

◦	You can learn more about these benefits, and others, by visiting HRonline.yum.com. You will have access to HRonline.yum.com after your first day of work.

•	Vacation: You are eligible to receive four weeks of vacation.

•	Tax Provisions: The “Tax Provisions” set forth on Exhibit A are hereby incorporated into and made a part of this offer letter.
Let’s make it official:

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Sign Offer Letter and Confidentiality Agreement: We are thrilled to extend this offer, and look forward to your acceptance. Enclosed you will find two copies of this letter. Please sign and return one copy to me to accept this offer. The second copy of the offer letter is for your records.

•	Change in Control: You will be provided a Change in Control agreement.

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Complete Background Check: This offer of employment is contingent upon a satisfactory background check and proof of your work eligibility. Federal law requires that you provide documentation, which verifies your identity and your eligibility to work in the United States.

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Agreement to Arbitrate: This offer of employment is also contingent upon your agreement and signature on our Agreement to Arbitrate form, which is enclosed with this letter. The Agreement to Arbitrate is intended to provide all employees and the company with an efficient and fair procedure to resolve any disputes that may relate to your employment. It is an alternative solution to litigation that often provides faster results for all parties involved.

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And remember, your employment at Yum! is at-will. This means that either you or Yum! can end the employment relationship at any time. An at-will employee’s status (for example, position, salary change, promotions, demotions, etc.) may also be changed at-will, with or without cause and with or without notice, at any time by Yum!.

Sincerely,

Tracy Skeans
Chief Transformation & People Officer Yum! Brands, Inc.

Agreed and accepted:

Signature - Mark King	Date

cc: Jeff Belcher, Lori Shoemaker, Judy Current

This letter provides a summary of our rewards programs as of January 1, 2019. The Company reserves the right to change or terminate the programs or plans at any time. No rights shall accrue by reason of, or arising out of, any statement made in, or omitted from, this document.

Exhibit A

Key Definitions and Tax Provisions

1.	Key Definitions. For purposes of this offer letter:

“Cause” means your conviction of or plea of guilty or nolo contendere to a crime constituting a felony (or state law equivalent) or a crime constituting a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs your ability to perform services for the Company or results in material harm to the Company.

“Change of Control” means the closing of any of the following events: (a) a merger, consolidation, sale, or exchange by the shareholders of the Company of all or substantially all of the capital stock of the Company, if the shareholders of the Company immediately before such transaction do not obtain or retain, directly or indirectly, at least a majority of the total combined voting power of the surviving or acquiring corporation or other surviving or acquiring entity with approximately the same proportion as before such transaction; (b) the sale or exchange of all or substantially all of the Company’s assets (other than a sale or transfer to a subsidiary of the Company as defined in §424(f) of the Internal Revenue Code), if the shareholders of the Company immediately before such sale or exchange do not obtain or retain, directly or indirectly, at least a majority of the total combined voting power of the entity acquiring the Company’s assets in approximately the same proportion as before such transaction; (c) an acquisition by any person or related group of persons (other than by the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities; and (d) a complete liquidation or dissolution of the Company that is approved by its shareholders; provided, however, the following transactions will not constitute a Change of Control: (i) a transaction the principal purpose of which is to change the state in which the Company is incorporated or to create a holding company that will be owned, directly or indirectly, by the persons who held the securities immediately before such transaction, (ii) a debt or equity financing transaction that is approved by the Company’s board of directors, or (iii) an underwritten public offering.
“Disability” means your inability, due to physical or mental incapacity, to perform the essential functions of your job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days.

“Good Reason” means the occurrence of any of the following, in each case during your employment term without your written consent: (i) a material reduction in your base salary; (ii) a material reduction in your bonus opportunities; (iii) a relocation of your principal place of employment (i.e. Irvine, California) by more than twenty-five (25) miles; provided, a relocation to Carlsbad, California will not be deemed Good Reason; (iv) any material breach by the Company of any material provision of this offer letter or any material provision of any other agreement between you and the Company; (v) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this offer letter in the same manner and to the same extent the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or (vi) a material, adverse change in your title, authority, duties, or responsibilities (other than temporarily while you are physically or mentally incapacitated or as required by applicable law).

You cannot terminate your employment for Good Reason unless you have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within sixty (60) days of the initial existence of such grounds and the Company has had at least thirty (30 days from the date on which such notice is provided to cure such circumstances. If you do not terminate your employment for Good Reason within one hundred eighty (180) days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate for Good Reason with respect to such grounds.

2.	Tax Provisions.

•	Section 409A:

a.    This offer letter is intended to comply with Section 409A of the Internal Revenue Code ("Section 409A") or an exemption thereunder and will be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this offer letter, payments provided under this offer letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this offer letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this offer letter will be treated as a separate payment. Any payments to be made under this offer letter upon a termination of employment will only be made upon a "separation from service" under Section 409A.

b.    Notwithstanding any other provision of this offer letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and you are determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit will not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the "Specified Employee Payment Date") or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which your separation from service occurs will be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments will be paid without delay in accordance with their original schedule.

c.    The Company will indemnify you if you incur additional tax under Section 409A as a result of a violation of Section 409A in connection with this offer letter (an “Indemnified Section 409A Violation”).

d.    In the event of an Indemnified Section 409A Violation, the Company will reimburse you for (i) the 20% additional income tax described in Section 409A (to the extent you incur the 20% additional income tax as a result of the Indemnified Section 409A Violation), and (ii) any interest or penalty assessed regarding your failure to make a timely payment of the 20% additional income tax described in clause (i), provided you pay the 20% additional income tax promptly upon being notified the tax is due (the amounts described in clause (i) and clause (ii) are referred to collectively as the “Section 409A Tax”).

e.    In the event of an Indemnified Section 409A Violation, the Company will make a payment (the “Section 409A Gross-Up Payment”) to you such that the net amount you retain, after paying any federal, state, or local income tax or FICA tax on the Section 409A Gross-Up Payment, will be equal to the Section 409A Tax. You will reasonably cooperate with measures identified by the Company that are intended to mitigate the Section 409A Tax to the extent such measures do not materially reduce or delay the payments and benefits to you hereunder.

•	Section 280G:

a.    If any of the payments or benefits received or to be received by you (including, without limitation, any payment or benefits received in connection with a Change in Control or your termination of employment, whether pursuant to the terms of this offer letter or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would, but for this section, be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation will be made comparing (i) the Net Benefit (as defined below) to you of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to you if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” means the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this section will be made in a manner determined by the Company that is consistent with the requirements of Section 409A.

b.    All calculations and determinations under this section will be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations will be conclusive and binding on the Company and you for all purposes. For purposes of making the calculations and determinations required by this section, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Internal Revenue Code. The Company and you will furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this section. The Company will bear all costs the Tax Counsel may reasonably incur in connection with its services.